SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT – May 24, 2012
(Date of Earliest Event Reported)

AK STEEL HOLDING CORPORATION
(Exact name of registrant as specified in its charter)

Commission File No. 1-13696

Delaware	31-1401455
(State of Incorporation)	(I.R.S. Employer Identification No.)

9227 Centre Pointe Drive West Chester, OH	45069
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (513) 425-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒	Solicitation material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

    On May 24, 2012, the Management Development and Compensation Committee (the “Committee”) of the Board of Directors of AK Steel Holding Corporation (the “Company”) recommended, and the Board of Directors of the Company approved, several changes to the composition of the Company’s Senior Management.  These changes resulted from the ongoing review and implementation of the Company’s management development and succession planning program and are intended to continue to position the Company for long-term success.  The changes, all of which became effective as of May 24, 2012, include the promotion of two of the Company’s executive officers, a change in the responsibilities of two other executive officers, and the appointment of a new executive officer.

    The executive officers who received promotions are as follows:

Keith J. Howell	Vice President, Operations

    Mr. Howell, age 46, was named the Company’s Vice President, Carbon Operations in May 2010 after previously serving as Director, Engineering and Raw Materials beginning in 2009.  He was named General Manager, Butler Works in 2005, General Manager, Middletown Works in 2003, and General Manager, Ashland Works in 2001.  Prior to that Mr. Howell served in a variety of other capacities with the Company since joining it in 1997, including Manager, Aluminized and Manager, Steelmaking at Middletown Works.

Roger K. Newport	Vice President, Finance and Chief Financial Officer

    Mr. Newport, age 47, was named the Company’s Vice President, Business Planning and Development in May 2010.  Previously, he was Controller and Chief Accounting Officer of the Company, a position to which he was named July 2004, following his appointment as Controller in September 2001.  Prior to that, Mr. Newport served in a variety of other capacities with the Company since joining it in 1985, including Assistant Treasurer, Manager, Financial Planning and Analysis, and Product Manager, Senior Product Specialist and Senior Auditor.

    The officers who have assumed new responsibilities are as follows:

Albert E. Ferrara, Jr.	Senior Vice President, Corporate Strategy and Investor Relations

    Mr. Ferrara, age 63, was named the Company’s Vice President, Finance and Chief Financial Officer in November 2003.  Mr. Ferrara joined the Company in June 2003 as Director, Strategic Planning and was named Acting Chief Financial Officer in September 2003.  Prior to joining the Company, Mr. Ferrara was Vice President, Corporate Development for NS Group, Inc., a tubular products producer, and previously held positions as Senior Vice President and Treasurer with U.S. Steel Corporation and Vice President, Strategic Planning at USX Corporation.

Kirk W. Reich	Vice President, Procurement and Supply Chain Management

    Mr. Reich, age 44, was named Vice President, Specialty Operations in May 2010.  He previously was appointed General Manager, Middletown Works, in October 2006.  He was named Manager, Hot Strip Mill at Middletown Works in 2004, Manager, Mobile Maintenance / Maintenance Technology in 2003, and General Manager, Mansfield Works in 2000.  Prior to that Mr. Reich served in a variety of other capacities with the Company since joining it in 1989, including Manager, Processing and Shipping, Technical Manager, Process Manager and Civil Engineer.

    The newly appointed Vice President and executive officer of the Company is as follows:

Maurice A. (“Mo”) Reed	Vice President, Engineering, Raw Materials and Energy

    Mr. Reed, 49, was named Director, Engineering, Raw Materials and Energy in March 2011.  He previously served as Director, Engineering and Energy, beginning in 2010.  He was named General Manager, Engineering, Operations Support and Primary Process Research in 2009 and General Manager, Engineering in 2006.  Prior to that Mr. Reed served in a variety of other capacities with the Company since joining it in 1996, including Corporate Manager, Primary Engineering, Engineering Manager, Project Engineering at Middletown Works, and Project Manager at Rockport Works.

    In connection with Mr. Newport’s promotion to Vice President, Finance and Chief Financial Officer, he received an adjustment to his total compensation package to reflect his increased levels of responsibility and leadership in the Company.  With respect to Company equity, Mr. Newport received a grant of time-vesting restricted stock in the amount of 16,570 shares on the date of his promotion.  One-third of these total shares will vest annually on each of the first, second and third anniversaries of the grant date.  With respect to Mr. Newport’s performance incentive target percentage under the Company’s annual Management Incentive Plan (“MIP”) and its Long Term Performance Plan (“LTPP”), the percentage of his base salary which will be paid upon achievement by the Company of performance goals at the target level under the MIP or LTPP was increased from 55% to 65%.  No changes were made to any of the performance goals for the Company under either the MIP or LTPP.  With respect to his base salary, Mr. Newport received an increase of $61,000 annually to $360,000.

Item 7.01	Regulation FD Disclosure.

    On May 25, 2012, in connection with aforementioned changes to the composition of the Company’s Senior Management discussed under Item 5.02, the Company issued a press release, a copy of which is attached hereto and furnished herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

	(d)	Exhibit:

		99.1	Press Release issued on May 25, 2012

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AK STEEL HOLDING CORPORATION

	By:	/s/ David C. Horn
David C. Horn
Secretary

Dated: May 25, 2012

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued on May 25, 2012